UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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MCI, Inc.

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April 20, 2005

To the Stockholders of MCI, Inc.:

We would like to invite you to attend the 2005 Annual Meeting of Stockholders of MCI, Inc. on Monday, May 16, 2005 at 9:30 a.m. at the Westfields Marriott, 14750 Conference Center Drive, Chantilly, Virginia. The formal notice of the Annual Meeting appears on the next page.

The attached Proxy Statement describes the two matters that we expect to act upon at the Annual Meeting. Please bring photo identification and verification of stock ownership with you for admission to the meeting. Directions to the meeting can be found on MCI’s website, www.mci.com/investor_relations.

The Board of Directors recommends that you vote FOR Items 1 and 2. Please plan to vote your shares either in person at the Annual Meeting, by returning your proxy or voting via telephone or internet as soon as possible. We look forward to seeing you on May 16th.

Sincerely,

Michael D. Capellas

President and Chief Executive Officer

MCI, INC.

22001 LOUDOUN COUNTY PARKWAY

ASHBURN, VIRGINIA 20147

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2005

CHANTILLY, VIRGINIA

April 20, 2005

To the Stockholders of

    MCI, INC.

The 2005 annual meeting of stockholders of MCI, Inc. (the “Company”) will be held at the Westfields Marriott, 14750 Conference Center Drive, Chantilly, Virginia on May 16, 2005 at 9:30 a.m. local time, to consider and act on the following matters:

1.	The election of 9 directors to hold office for one year or until their successors are elected and qualified (Item No. 1).

2.	Ratification of the selection of independent auditors of the Company for fiscal year 2005 (Item No. 2).

3.	The transaction of such other business as may properly come before the meeting including any adjournment or postponement of the meeting.

Eligible stockholders of record at the close of business on April 15, 2005 will be entitled to vote at the meeting. To grant a proxy to vote your shares, you should complete and return the enclosed proxy card, complete the voter instruction form provided by your bank or broker or grant your proxy by telephone or Internet as described on your proxy card or voter instruction form. You may also vote in person at the Annual Meeting. We encourage you to vote promptly whether or not you expect to attend the Annual Meeting. You should bring a photo identification and verification of stock ownership with you for admission to the meeting.

By Order of the Board of Directors

Jennifer C. McGarey

Secretary

If you do not expect to attend the meeting in person, please sign and date the accompanying proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

MCI, INC.

22001 LOUDOUN COUNTY PARKWAY

ASHBURN, VIRGINIA 20147

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2005

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of MCI, Inc. (the “Company”) of proxies to be voted at the annual meeting of stockholders.

Your vote is very important. You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy bearing a later date or by appearing in person and casting a ballot at the Annual Meeting. If MCI receives a properly executed proxy before voting at the Annual Meeting is closed, the persons holding the proxies will vote the proxy in accordance with the directions provided. If you do not indicate how your shares are to be voted, the shares will be voted in accordance with the recommendations of the Board of Directors. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company’s stockholders is April 20, 2005.

Who can vote? Stockholders of record as of the close of business on April 15, 2005 are entitled to vote. On that date, approximately 325 million shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote? You may vote in person at the Annual Meeting or you may vote by proxy without attending the Annual Meeting. Alternatively, a registered stockholder may vote shares by giving a proxy via mail, telephone or Internet. You may do this either by completing, signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, as explained in the voting instructions attached to your proxy card.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

How are votes counted? If you submit a valid proxy card and do not indicate how you want to vote, your shares of MCI common stock will be voted as recommended by the Board of Directors. A valid proxy card also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting. If you indicate on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that item. Abstentions are not counted in determining the number of shares voted for or against any nominee for Director or any management proposal but will be counted to determine whether there is a quorum present.

If you do not provide instructions to your broker or nominee before the Annual Meeting, that person has discretion to vote your shares on matters that the Nasdaq has determined are routine. However, a nominee cannot vote on non-routine matters without your instructions. This is referred to as a “broker non-vote.” Broker non-votes are only counted to determine whether a quorum is present.

What vote is required? In order to have a quorum present at the Annual Meeting, a majority of the shares of MCI common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be adjourned or postponed to a later date.

Directors must be elected by a plurality of the votes cast. The other proposals described in the Proxy Statement must be approved by a majority of the votes cast. In either case, broker non-votes and abstentions will have no effect on the outcome.

Corporate Governance

In August 2003, Richard Breeden, the Corporate Monitor appointed by the U.S. District Court for the Southern District of New York, issued a report entitled “Restoring Trust” outlining the steps that the Company would take to build itself into a model of corporate governance. After unanimous adoption of all of the recommendations by the board of directors of MCI’s predecessor corporation, the Board of Directors and management spent 2004 implementing substantially all of the requirements of “Restoring Trust.” In the course of this implementation, MCI has reaffirmed its commitment to being a leader in good corporate governance and to foster MCI’s company culture of “integrity in everything we do.” Among the Company’s accomplishments in 2004 are the following:

•	Election of five additional independent members to the Board of Directors;

•	Election of a non-executive Chairman of the Board of Directors;

•	The holding of in excess of 75 Board of Directors and committee meetings;

•	Approval of a new Certificate of Incorporation, By-laws, committee charters and Corporate Governance Guidelines;

•	Institution of a director education program;

•	Establishment of a new corporate governance website that provides for nomination of directors and stockholder proposals through the website;

•	Establishment of annual fee retainers for Board of Directors and Committee members; directors are not paid on a per meeting basis;

•	Advance disclosure prior to transactions in company securities by Board of Directors or senior management; and

•	Prohibition of stock option grants for a five-year period; all equity grants are in the form of restricted stock or restricted stock units.

Board of Directors

The Board of Directors is responsible for the oversight of MCI and for establishing corporate policies. The Chairman of the Board is a non-executive Chairman. The Certificate of Incorporation provides that the Board of Directors will consist of between 8 and 12 directors, with such number to be determined by the Board of Directors.

The Board of Directors and various committees of the Board regularly meet to review and discuss operational, strategic and financial issues presented by the Chairman of the Board of Directors and senior management of the Company as well as reports from MCI’s advisors. Members of the Board are encouraged to attend each Board meeting in person, unless the meeting is held by teleconference. The Board held 36 meetings in 2004. During 2004, each of the directors attended at least 75% of the meetings of the Board and committees on which each director serves. In addition, management and the Board of Directors communicate informally on a variety of topics, including suggestions for Board or committee agenda items, recent developments, daily press clippings, and other matters of interest to the directors. The Board has access to management at all times.

At least 8 times a year, the independent directors meet in an executive session, i.e. with no employee directors or management personnel present. In an executive session of the independent directors, the Board reviews the performance and compensation of the Chief Executive Officer. Any director has the right to call a meeting of the independent directors.

Interested persons may contact the Board of Directors by sending written comments through the Corporate Secretary of MCI at:

MCI, Inc.

Board of Directors

22001 Loudoun County Parkway

Ashburn, VA 20147

MCI will forward all stockholder correspondence about MCI to the Board, Committee or individual director, as appropriate.

Directors standing for re-election are expected to attend the Annual Meeting of Stockholders.

Independence

The Board evaluates the independence of each director in accordance with applicable laws and regulations, the listing standards of the Nasdaq, MCI’s Certificate of Incorporation and MCI’s Corporate Governance Guidelines. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined that all of the directors other than Mr. Capellas are independent as required by applicable laws and regulations, by the listing standards of Nasdaq, by the Certificate of Incorporation and by the Corporate Governance Guidelines. The Board of Directors has also assessed the independence of the members of the Audit, Compensation, Nominating and Corporate Governance and Risk Management Committees and determined that the members thereof are independent.

Board Committees

The Board has established four standing committees of the Board of Directors, the principal responsibilities of which are described below. The charters for each of the committees may be found on MCI’s website: www.mci.com. The biographical information included later in this Proxy Statement identifies the committee memberships held by each director. Each of the committees has a written charter which is also available on MCI’s website.

Audit Committee. The Audit Committee met 23 times in 2004 and consists of three independent directors. The Audit Committee is responsible for assisting the Board of Directors in overseeing the integrity of the consolidated financial statements of MCI and its systems of internal controls, the qualifications and independence of the independent registered public accounting firm, the performance of the internal audit function and the independent registered public accounting firm, compliance with certain legal and regulatory requirements and MCI’s code of ethics. The committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.

Compensation Committee. The Compensation Committee met 9 times in 2004 and consists of four independent directors. The committee determines the salaries, incentive compensation, equity compensation, retirement and other benefits which accrue to the executive officers of MCI (other than the Chief Executive Officer), and the general compensation policies with respect to the rest of the Company. The committee makes recommendations to the Board of Directors concerning the levels of compensation and benefits for the Chief Executive Officer.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met 8 times in 2004 and consists of three independent directors. The committee is responsible for recommending candidates for election or appointment to the Board of Directors consistent with the criteria set forth in the applicable laws and regulations, listing standards of Nasdaq, Certificate of Incorporation, the Corporate Governance Guidelines and as discussed further below. The committee is also responsible for setting director compensation (in conjunction with the Compensation Committee), establishment and implementation of the director education program, oversight of corporate governance initiatives, and management of an annual evaluation of the Board of Directors.

Risk Management Committee. The Risk Management Committee met 4 times in 2004 and consists of three independent directors. The committee is responsible for the evaluation of operational, industry, regulatory, financial and legal risks that could impact the Company and reviewing and evaluating the Company’s actions to mitigate and manage these risks.

Nomination of Candidates for Director

The Nominating and Corporate Governance Committee is responsible for identifying candidates who are eligible for membership on the Board of Directors under the qualifications standards set forth in MCI’s Certificate of Incorporation and Corporate Governance Guidelines. These qualifications include:

•	satisfaction of the independence requirements set forth in the Certification of Incorporation;

•	at least 75% of the directors shall each have a minimum of three years cumulative experience serving on the board of directors of a publicly traded company that possessed a minimum threshold of equity market capitalization, revenue or assets of $500 million at the time of such service. The Nominating and Corporate Governance Committee may waive this requirement if it determines that an individual has comparable experience with governance issues that will be valuable to the Company, such as through academic study or government service;

•	all directors shall be free of conflicts of interest, consistent with the Certificate of Incorporation, the by-laws and any applicable corporate policy;

•	no independent director shall serve on more than three boards of directors of publicly held companies, including the Company’s Board of Directors; provided, however, that any independent director who holds the position of chief executive officer or other senior corporate officer of a company other than the Company may not serve on the board of directors of more than two public companies, including that of such director’s own employer and that of the Company;

•	all directors shall be in compliance with the Company’s mandatory director stock investment policy as set forth in an applicable corporate policy;

•	directors shall satisfy one or more of the following skills, experiences or types of expertise, upon their election or appointment to the Board and continuously thereafter:

(i)	financial or accounting expertise;

(ii)	telecommunications or technology expertise;

(iii)	senior management experience with a major company;

(iv)	experience with federal or state government agencies or contracting practices;

(v)	marketing or strategy and planning expertise;

(vi)	training in ethics;

(vii)	regulatory experience; or

(viii)	any other skills or expertise that the Nominating and Corporate Governance Committee shall deem to be beneficial to the Corporation.

The Nominating and Corporate Governance Committee may retain consultants to assist in identifying candidates and fulfilling its other duties. In considering candidates, the Nominating and Corporate Governance Committee will consider the factors listed above along with geographic location and diversity. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Such nominations may be provided to the Nominating and Corporate Governance Committee in accordance with the procedures set forth on the Company’s website, www.mci.com, or by sending nominations to the Company, in care of the Corporate Secretary.

Each calendar year at least one new independent director who has not served as a director of the Company or any of its subsidiaries for the last five years will be elected or appointed to the Board of Directors to fill a vacancy on the Board of Directors, through a process to be determined by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also solicit nominations for such vacancies from the Company’s ten largest stockholders or such greater number as may be necessary to represent at least 15% of the outstanding shares of Common Stock (the “Stockholder Group”), pursuant to the procedure to be set forth in a corporate policy. In the absence of agreement between the Nominating and Corporate Governance Committee and the Stockholder Group on the nominees for such vacancies, the procedure for direct nomination by the Stockholder Group will be as set forth in a corporate policy to be adopted by the Nominating and Corporate Governance Committee. The Company solicited nominations for directors from all of its stockholders via a Form 8-K filed December 17, 2004 with the Securities and Exchange Commission (“SEC”) and the Company’s website in 2004-2005 and received no nominations within the required time periods. The Board intends to appoint an additional independent director later this calendar year to satisfy the obligation to add one new independent director.

Code of Ethics

MCI has adopted a Code of Ethics and Business Conduct that applies to all directors as well as employees of the Company, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics and Business Conduct is available on the Company’s website, www.mci.com. If you would like to receive a copy of the Code free of charge, send your request in writing to MCI, Inc. c/o Office of Ethics and Business Conduct, 22001 Loudoun County Parkway, Ashburn, VA 20147. The Company will post any amendments or waivers to the Code of Ethics and Business Conduct on the Company’s website to the extent required by SEC rules.

BENEFICIAL SECURITY OWNERSHIP1

Principal Holders of Voting Securities

The following table sets forth the beneficial ownership of the Company’s Common Stock as of January 31, 2005 to (1) each person or entity who is known by the Company to hold 5% or more of its voting Common Stock, (2) each member of the Company’s Board of Directors, (3) each of the Company’s named executive officers and (4) all directors and executive officers as a group. Each such stockholder has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class(1)
Carlos Slim Helu and associates(2)	43,447,684	13.52%
Dennis R. Beresford	5,048	*
Robert T. Blakely(3)	145,651	*
Fred M. Briggs, III(3)	64,111	*
Michael D. Capellas(3)	772,125	*
Daniel Casaccia(3)	59,807	*
Jonathan C. Crane(3)	64,816	*
Daniel Crawford(3)	14,736	*
W. Grant Gregory	3,834	*
Judith Haberkorn	3,834	*
Elizabeth Hackenson(3)	12,719	*
Laurence E. Harris	3,617	*
Nancy M. Higgins(3)	47,665	*
Eric Holder	3,401	*
Wayne E. Huyard(3)	85,588	*
Nicholas deB. Katzenbach	5,332	*
Anastasia D. Kelly(3)	69,493	*
Mark. A. Neporent	3,339	*
Clarence B. Rogers, Jr	4,876	*
Eric Slusser(3)	25,595	*
Grace Chen Trent(3)	46,926	*
All directors and current executive officers as a group (20 persons)	1,442,513	*

*	Less than one percent

(1)	Based on 321,324,758 shares of Common Stock issued and outstanding as of January 31, 2005.

(2)	The shares of MCI Common Stock held by Carlos Slim Helu and his associates are based upon the Form 13D filed with the SEC on March 3, 2005. As described in Amendment No. 1 to such Form 13D filed with the Securities and Exchange Commission on April 11, 2005, on April 9, 2005, Carlos Slim Helu and his associates entered into a stock purchase agreement with Verizon Communications, Inc. (“Verizon”) and Eli Acquisition, LLC, a wholly owned subsidiary of Verizon, providing for the sale to Verizon of all of the shares of MCI Common Stock held by Carlos Slim Helu and his associates.

(3)	All shares of MCI Common Stock were granted to the executive on April 20, 2004 pursuant to the MCI, Inc. 2003 Restricted Stock Plan. All executive officers received additional shares of restricted stock on February 28, 2005, which are not reflected in this table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Due to an administrative error, one transaction by each of the Section 16 officers of the Company (other than Ms. Hackenson) was reported one day late. In addition, due to an administrative error, one transaction by Mr. Slusser was not reported on a timely basis.

ELECTION OF DIRECTORS (Item No. 1)

Pursuant to the Certificate of Incorporation of the Company, the Board of Directors consists of between 8 and 12 members with the precise number to be determined by the Board of Directors. The Board of Directors currently consists of 9 members. All of the directors were elected in January 2004 to MCI, Inc. as a holding company of its former predecessor, WorldCom, Inc. (“WorldCom”). Upon WorldCom’s emergence from Chapter 11 in April 2004, WorldCom was merged into MCI, Inc. Messrs. Beresford, Capellas, Katzenbach and Rogers served as members of the Board of Directors of WorldCom prior to its merger into MCI, Inc. in April 2004. All directors will be elected to hold office for one year or until the election and qualification of their successors. Proxies will be voted only for the nominees named below. Except as noted otherwise, the following biographies describe the business experience of each nominee for at least the past five years.

		Served as director since
Dennis R. Beresford, 66	Mr. Beresford is a Professor of Accounting at the J.M Tull School of Accounting, Terry College of Business, The University of Georgia and previously served as Chairman of the Financial Accounting Standards Board from 1987 to 1997. Mr. Beresford serves as a director and chairman of the audit committee of Legg Mason, Inc. and Kimberly-Clark Corporation. Mr. Beresford is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the Board of Directors.	2002

Michael Capellas, 50	Mr. Capellas has been Chief Executive Officer of the Company since December 2002. From December 2002 to March 2004, he was also Chairman of the Board of Directors. In March 2004, he was also named the Company’s President. Prior to joining the Company, Mr. Capellas was President of Hewlett-Packard Company from May to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he held since July 1999, and Chairman of the Board of Compaq, a position	2002
	he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. From 1997-1998, Mr. Capellas was a Senior Vice President with Oracle Corporation.

		Served as director since

W. Grant Gregory, 64	Mr. Gregory is Chairman and co-founder of Gregory & Hoenemeyer, Inc. Mr. Gregory spent 24 years at Touche Ross & Co., serving as its Chairman from 1982 to 1986. Mr. Gregory serves as a director of AMBAC, Inc. and DoubleClick, Inc. Mr. Gregory is a member of the Audit and Compensation Committees.	2004

Judith R. Haberkorn, 58	Prior to her retirement in June 2000, Ms. Haberkorn served since 1998 as President of Bell Atlantic Consumer Sales and Service, having served since 1990 as an officer of NYNEX Corporation. Ms. Haberkorn serves as a director of Enesco Group, Inc. and Armstrong Holdings, Inc. Ms. Haberkorn is Chairperson of the Risk Management Committee and a member of the Compensation Committee.	2004

Laurence E. Harris, 69	Mr. Harris is “of counsel” to the law firm of Patton Boggs LLP and was a partner with the firm from 2001 until the end of 2004. Prior to his joining Patton Boggs, Mr. Harris was Senior Vice President and General Counsel of Teligent beginning in December 1996. Mr. Harris is a member of the Nominating and Corporate Governance and the Risk Management Committees.	2004

Eric Holder, 54	Mr. Holder is a partner at Covington & Burling and has been with the firm since 2001. Prior to his joining Covington and Burling, Mr. Holder served as Deputy Attorney General of the United States beginning in 1997. Mr. Holder is Chairman of the Nominating and Corporate Governance Committee.	2004

Nicholas deB. Katzenbach, 83	Mr. Katzenbach is a private attorney and was a partner and of counsel in the law firm Riker, Danzig, Scherer, Hyland & Peretti from 1986 to 1994. Mr. Katzenbach previously served as Attorney General of the United States from 1965 to 1966, Under Secretary of State of the United States from 1966 to 1969 and as Senior Vice President and General Counsel of IBM Corporation from 1969 to 1986. Mr. Katzenbach is Chairman of the Board of Directors.	2002

Mark Neporent, 47	Mr. Neporent is a Senior Managing Director and the Chief Operating Officer and General Counsel of Cerberus Capital Management, L.P. Mr. Neporent was a partner in the Business Reorganization Group of Schulte Roth & Zabel L.L.P. from 1989 to 1997. Mr. Neporent is a director of SSA Global Technologies, Inc., Exco Resources Corp., Aegis Mortgage Corporation, and several other portfolio companies owned or controlled by affiliates of Cerberus Capital Management, L.P. Mr. Neporent is a member of the Compensation and Risk Management Committees.	2004

Served as director since

Clarence B. Rogers, 75	Mr. Rogers served as an executive officer and director of Equifax, Inc. for several years, serving as Chief Executive Officer from October 1989 to October 1995 and Chairman of the Board of Directors from 1995 to 1999. Mr. Rogers also held numerous executive positions with IBM Corporation from 1960 to 1987, including Senior Vice President for Corporate Staff Operations, Senior Vice President and Group Executive of the Information Systems Group and President of its General Systems Division. Mr. Rogers is Chairman of the Compensation Committee and a member of the Audit Committee.	2002

Compensation of Directors

All directors receive an annual retainer of $150,000 payable in quarterly installments. In addition, the members of the Compensation, Nominating and Corporate Governance and Risk Management Committees receive a retainer of $35,000 per year, paid quarterly, and members of the Audit Committee receive a retainer of $50,000 per year, paid quarterly. The Chairmen of the Compensation, Nominating and Corporate Governance and Risk Management Committees receive an additional retainer of $15,000 per year, paid quarterly and the Chairman of the Audit Committee receives an additional retainer of $25,000 per year, paid quarterly. The Chairman of the Board of Directors receives an additional annual retainer of $125,000 paid quarterly. The Chairman of the Board of Directors does not serve on any committees of the Board of Directors.

During 2004, Messrs. Beresford, Katzenbach and Rogers each received additional fees of $150,000 for their service on the Board of Directors of WorldCom, the Company’s predecessor corporation.

Pursuant to the terms of the Company’s Certificate of Incorporation, all directors use 25% of their fees to purchase stock in the Company.

Certain Related Party Transactions

Certain of the directors, executive officers and 5% stockholders or their affiliates have engaged in related party transactions with the Company during 2004. These are described below:

Mr. Laurence Harris, a director of the Company, was a partner in the law firm of Patton Boggs LLP (“Patton Boggs”) during 2004. As of December 31, 2004, Mr. Harris was “of counsel” for the firm. The total cost of various legal services provided by Patton Boggs in 2004 was approximately $1 million. Mr. Harris does not share in any of the fees received by Patton Boggs from the Company.

During the year ended December 31, 2004, the Company entered into numerous transactions in the ordinary course of business with Telefonos de Mexico, S.A. de C.V. and its subsidiaries (“Telmex”), a company controlled by Mr. Carlos Slim Helu, a significant stockholder of the Company. Telmex is a leading provider of telecommunications services, primarily in Mexico. As a result of these transactions, the Company recognized revenue of approximately $31 million and incurred expenses of approximately $197 million during the year ended December 31, 2004. The services provided to Telmex include telecommunication services.

Daniel Crawford, Acting President—International & Wholesale Markets during 2004, was, until July 23, 2004, Chairman of the Board of Directors of Embratel Participacoes S.A. (“Embratel”). When the Company sold its ownership interest in Embratel in July 2004, Mr. Crawford resigned from the Board of Directors of Embratel and has no further relationship with Embratel as an officer or director. The Company has continued to maintain a commercial relationship with Embratel since the sale, and continues to utilize Embratel to serve its customers’ communications needs in Brazil. During 2004, the total cost of services provided by Embratel was approximately $29 million and the total revenues for services provided to Embratel by the Company were approximately $15 million.

Certain directors of the Company are affiliated with various entities that purchase the Company’s voice, data and Internet telecommunications services. These purchases were made in the ordinary course of business and the directors do not have any involvement in the selection of the Company as a provider of these services.

Executive Officers

The executive officers of the Company are: Michael Capellas, President and Chief Executive Officer; Robert Blakely, Executive Vice President and Chief Financial Officer; Fred Briggs, President – Operations and Technology; Daniel Casaccia, Executive Vice President – Human Resources; Daniel Crawford, Acting President-International & Wholesale Markets; Jonathan Crane, Executive Vice President – Strategy & Corporate Development; Elizabeth Hackenson, Executive Vice President and Chief Information Officer; Nancy Higgins, Executive Vice President – Ethics and Business Conduct; Wayne Huyard, President – U.S. Sales and Service; Anastasia Kelly, Executive Vice President and General Counsel; Eric Slusser, Senior Vice President and Controller, and Grace Trent, Senior Vice President – Communications and Chief of Staff to the CEO.

Mr. Capellas, 50, joined MCI in December 2002 as Chairman and Chief Executive Officer. In March 2004, he became President and Chief Executive Officer. Prior to joining the Company, Mr. Capellas was President of Hewlett-Packard Company from May to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position that he had held since July 1999, and Chairman of the Board of Compaq, a position that he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq from 1998 to 2000.

Mr. Blakely, 63, joined the Company in April 2003 as Executive Vice President and Chief Financial Officer. Prior to that date, he was President of Performance Enhancement Group, Inc. (a business development services firm) from July 2002 to April 2003; Executive Vice President and Chief Financial Officer of Lyondell Chemical Company from November 1999 to June 2002 and Executive Vice President of Tenneco, Inc. from 1996 to November 1999 and Chief Financial Officer from 1981 to November 1999. Mr. Blakely was also a Member of the Financial Accounting Standards Advisory Council from 1999 to November 2003. Mr. Blakely serves on the board of directors of Natural Resources Partners L.P. and Westlake Chemicals Corporation.

Mr. Briggs, 56, has served as President – Operations and Technology for the Company since January 2002. Mr. Briggs was the Company’s Chief Technology Officer before assuming his current role. Since joining the Company in 1983, Mr. Briggs has also served as Senior Vice President of the Company’s Network Services Engineering Team and in several other roles with the Company. Mr. Briggs serves on the board of directors of Inroute Communications, LLC.

Mr. Casaccia, 55, joined the Company as Executive Vice President – Human Resources in January 2003. Prior to his current role, Mr. Casaccia was Vice President of Human Resources of Compaq Computer Corporation from 1999, including acting in that role for its successor, Hewlett-Packard Company to January 2003. He also previously held the position of Corporate Vice President of Human Resources of Landmark Graphics Corporation from 1991 to 1999.

Mr. Crane, 55, has served as our Executive Vice President—Strategy and Corporate Development since October 2004. Prior to that, he served as President, International and Wholesale Markets since March 2004. Previously, Mr. Crane served as Executive Vice President, Strategy and Marketing since February 2003 and

President, U.S. Sales, Marketing and Services, President. U.S. Sales and Global Accounts and Chief of Staff – Sales since joining the Company in January 2002. From 1999 through 2001, Mr. Crane was Chief Executive Officer of Adero, Inc. From 1997 to 1999, he as Chief Executive Officer of Marcam Solutions, Inc.

Mr. Crawford, 65, has served as Acting President – International & Wholesale Markets since October 2004. Before the sale of the Company’s controlling interest in Embratel in July 2004, Mr. Crawford served as Chairman of the Board of that company, a position he had held since September 1999. He also served as President of WorldCom Latin America with responsibility for WorldCom’s properties in Latin America from July 1998 to September 2004.

Ms. Hackenson, 44, has served as Executive Vice President and Chief Information Officer since October 2004. Prior to that date, she served as Senior Vice President and Acting Chief Information Officer from March 2004 to September 2004. She held earlier positions as Vice President of Strategic Development for Information Technology of WorldCom’s MCI Group from November 2002 to February 2004 and Director of Strategic Development for WorldCom’s UUNET division from July 1997 to October 2002.

Ms. Higgins, 53, joined the Company as Executive Vice President – Ethics and Business Conduct in October 2003. Prior to joining the Company, Ms. Higgins was Vice President of Ethics and Business Conduct at Lockheed Martin during the period from May 2000 to October 2003, and headed the Office of Ethics and Business Conduct for the Boeing Company and served in Boeing’s law department from October 1986 until May 2000.

Mr. Huyard, 45, has served as President-U.S. Sales and Service since March 2004. Prior to his current role, Mr. Huyard served as President, Mass Markets since September 2002. Mr. Huyard was Chief Operating Officer of WorldCom’s MCI Group from November 2000 to September 2002, and was President of Mass Markets from December 1995 to September 2002.

Ms. Kelly, 55, joined the Company as Executive Vice President and General Counsel in August 2003. Ms. Kelly also served as Corporate Secretary until January 2004. Prior to joining the Company, Ms. Kelly was Senior Vice President and General Counsel of Sears, Roebuck and Co. from March 1999 to January 2003. Ms. Kelly serves on the Board of Directors of Owens-Illinois, Inc.

Mr. Slusser, 44, has served as Senior Vice President and Controller since November 2003. Prior to joining the Company, Mr. Slusser was Vice President, Controller for AES Corporation from June 2003 to November 2003. From 1996 to May 2003, Mr. Slusser held positions with Sprint PCS where he was Vice President, Controller from 1998 to 2003.

Ms. Trent, 35, has served as Senior Vice President – Communications and Chief of Staff to the CEO since August 2003. She joined the Company in December 2002 as Vice President and Chief of Staff to the CEO. Prior to joining the Company, Ms. Trent was Director of Corporate Media Relations for Hewlett-Packard Company from May 2001 through December 2002 after its merger with Compaq Computer Corporation. From 1999 through 2001, Ms. Trent held the positions of Director of Corporate Communications and Executive Director of the Office of the Chairman and CEO at Compaq Computer Corporation.

Compensation of Executive Officers

The following table sets forth the compensation of the Company’s Chief Executive Officer and four most highly compensated executive officers (“ named executive officers”) for each of the three years in the period ended December 31, 2004:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation		Payouts
Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)
Name and Principal Position	Year	Salary ($000’s)(1)	Bonus ($000’s)(2)	Other Annual Compensation ($000’s) (3)	Restricted Stock Award(s) ($000’s)(4)	Securities Underlying Options (# in 000’s)	LTIP Payouts ($000’s)	All Other Compensation ($000’s)(5)
Michael D. Capellas President and Chief Executive Officer	2004 2003 2002	1,557.7 1,500.0 28.8	5,000.0 1,500.0 2,049.3	— — —	18,000.0 — —	— — —	— — —	624.8 60.4 —

Wayne E. Huyard President—U.S. Sales and Service	2004 2003 2002	726.9 694.2 547.6	745.0 1,168.0 150.0	— —	2,000.0 — —	— — —	— — —	1,411.2 10.0 10.0

Robert T. Blakely Executive Vice President and Chief Financial Officer	2004 2003	726.9 484.6	871.3 826.8	48.4 —	3,400.0 —	— —	— —	167.0 —

Anastasia D. Kelly Executive Vice President and General Counsel	2004 2003	675.0 252.5	839.4 504.3	118.5 —	1,625.0 —	— —	— —	228.1 —

Jonathan C. Crane Executive Vice President—Strategy and Corporate Development	2004 2003 2002	562.5 480.8 373.8	603.8 870.0 50.0	37.1 — —	1,500.0 — —	— — —	— — —	108.7 — —

(1)	In 2004, all MCI employees who were paid on a bi-weekly pay cycle received an additional paycheck. The column “Salary” includes this additional salary earned in 2004 as a result of the additional pay cycle.

(2)	For 2004, Mr. Blakely and Ms. Kelly received an additional bonus of $300,000 each for extraordinary achievements during 2004 in connection with the restatement of the Company’s financial statements for 2002, completion of the 2003 financial statements and the Company’s emergence from the Chapter 11 reorganization process.

For 2003, (i) Mr. Capellas received a guaranteed bonus payment equal to 100% of his salary, (ii) Mr. Huyard received $650,000 under the Key Employee Retention Plan and an annual bonus of $518,000 under the Corporate Variable Pay Plan, (iii) Mr. Blakely received a sign-on bonus of $450,000 and a guaranteed pro-rata bonus payment in an amount equal to $376,849, (iv) Ms. Kelly received a sign-on bonus of $300,000 and a guaranteed pro-rata bonus payment in an amount equal to $204,349 and (v) Mr. Crane received a sign-on bonus of $500,000 and an annual bonus of $370,000 under the Corporate Variable Pay Plan.

For 2002, Mr. Capellas received a sign-on bonus of $2,000,000 and pro-rata bonus payment in an amount equal to $49,300.

(3)	During 2004, the perquisites and other personal benefits for the named executive officers were less than the lesser of either $50,000 per year or 10% of the total annual salary and bonus reported for such person.

Other annual compensation for Mr. Blakely in 2004 includes $26,574 for reimbursement of legal fees and the associated tax gross up for such reimbursement, and $19,309 for taxes reimbursed in connection with relocation assistance.

Other annual compensation for Ms. Kelly in 2004 reflects $118,537 for taxes reimbursed in connection with relocation assistance.

Other annual compensation for Mr. Crane in 2004 includes $27,473 for taxes reimbursed in connection with commuting assistance.

(4)	Messrs. Capellas, Huyard, Blakely, Crane and Ms. Kelly received a grant of stock units pursuant to the MCI, Inc. 2003 Management Restricted Stock Plan (the “Restricted Stock Plan”) effective April 20, 2004, the date of the Company’s emergence from Chapter 11 reorganization. These stock units vested in quarterly installments during the three-year period commencing on the date of grant. All such stock unit awards were subsequently converted into awards of restricted Company stock on August 18, 2004. These restricted stock awards maintained all other terms and conditions of the original stock unit awards. The number of shares issued were 841,515; 93,502; 158,953; 70,126; and 75,970, respectively. Since the Company shares were not listed on a national exchange on April 20, 2004, that stock was valued by an appraisal conducted by an independent third party. The value of the shares on the date of the grant is based upon $21.39/share.

As of December 31, 2004, the closing price of the stock was $20.16. The value of stock held by Messrs. Capellas, Huyard, Blakely, Crane and Ms. Kelly on that date was as follows: Mr. Capellas, $16,023,491 (794,816 shares); Mr. Huyard, $1,780,370 (88,312 shares); Mr. Blakely, $3,026,641 (150,131 shares); Ms. Kelly, $1,446,540 (71,753 shares); and Mr. Crane $1,349,289 (66,929 shares). Each named executive officer held fewer shares at December 31, 2004 than at the time of grant in order to satisfy tax withholding obligations that arose between the time of grant and December 31, 2004 in connection with the vesting of shares during 2004.

On each of September 15, 2004 and December 15, 2004, the Company paid a cash dividend of $.40 per share on all outstanding shares of Company stock, including shares of unvested restricted stock. The amounts that the named executive officers received on the shares of unvested restricted stock are reported in column (j).

(5)	With respect to Mr. Capellas, all other compensation in 2004 reflects dividends that Mr. Capellas received on the unvested shares of restricted stock in the amount of $589,061. The amount also includes $25,517 in additional compensation related to the vesting of a portion of his restricted stock grant in July 2004, and $10,250 attributable to employer contributions to the MCI, Inc. 401(k) Plan.

With respect to Mr. Huyard, all other compensation in 2004 reflects a payment of $1,332,685 related to amounts that he received under the MCI Communications Corporation Executive Deferred Compensation Program. Pursuant to this program, a nonqualified deferred compensation plan under which, as was specified in the agreement and plan of merger relating to MCI Communications Corporation and British Telecommunications plc, Mr. Huyard was permitted in 1998 to relinquish restricted shares of MCI Communications Corporation common stock that he held and receive grants of incentive stock units which were subject to the same vesting schedule as the restricted stock that was relinquished. Prior to the vesting of his converted incentive stock units, Mr. Huyard elected to defer the receipt of his units and to designate an investment preference to determine the future value of such units. The accounts to which the units of Mr. Huyard had been credited were settled upon the Company’s emergence from Chapter 11 proceedings in April 2004 and Mr. Huyard received a payment of his account balance.

This column also reflects, with respect to Mr. Huyard, $65,452 in dividends received on the unvested shares of restricted stock and employer contributions to the MCI, Inc. 401(k) Plan in the amount of $10,250. The amount also includes $2,835 in additional compensation related to the vesting of a portion of the restricted stock grant in July 2004.

With respect to Mr. Blakely, all other compensation in 2004 reflects dividends received on the unvested shares of restricted stock in the amount of $111,267; $40,657 in relocation assistance; $4,820 in additional compensation related to the vesting of a portion of Mr. Blakely’s restricted stock in July 2004 and $10,250 attributable to employer contributions to the MCI, Inc. 401(k) Plan.

With respect to Ms. Kelly, all other compensation in 2004 includes dividends received on the unvested shares of restricted stock in the amount of $53,180; $162,356 in relocation assistance; $2,304 in additional compensation related to the vesting of a portion of Ms. Kelly’s restricted stock in July 2004 and $10,250 attributable to employer contributions to the MCI, Inc. 401(k) Plan.

With respect to Mr. Crane, all other compensation in 2004 includes dividends received on the unvested shares of restricted stock in the amount of $49,089; $57,895 in commuting assistance; and $1,747 in additional compensation related to the vesting of a portion of Mr. Crane’s restricted stock in July 2004.

Option/SAR Grants in Last Fiscal Year.

Pursuant to the Company’s Certificate of Incorporation, the Company is prohibited from granting stock options for a five year period effective April 20, 2004. There were no stock appreciation rights granted to the named executive officers during the 2004 fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Upon the Company’s emergence from Chapter 11 reorganization proceedings on April 20, 2004, all shares of WorldCom’s common stock underlying stock options were cancelled. As addressed above, no stock options were granted during fiscal year 2004 and no stock appreciation rights were held at year-end.

Defined Benefit Plans

The Company maintains two tax-qualified defined benefit pension plans, the Pension Plan for Employees of MCI Communications Corporation and Subsidiaries and the Western Union International, Inc. Pension Plan. Additionally, the Company maintains a non-tax qualified defined benefit plan, which together with the tax-qualified plans the Company refers to as the MCI Communications pension plans. These MCI Communications pension plans generally cover individuals who were eligible MCI Communications employees before its merger with WorldCom in 1998, and who became WorldCom employees as a result of the merger. Effective January 1, 1999, participants in the MCI Communications pension plans have earned no benefit accruals. Interest credits have continued to accrue on the cash balances in the Pension Plan for Employees of MCI Communications Corporation and Subsidiaries.

As of December 31, 2004, the estimated present value of the total benefit payable to Messrs. Huyard and Crane, upon retirement under the MCI Communications pension plans at normal retirement age expressed as a lump sum, would be $122,381 and $194,695, respectively.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreement with Michael D. Capellas

The Company entered into an employment agreement with Mr. Capellas effective April 2004. This agreement sets forth the terms and conditions of Mr. Capellas’ employment effective as of December 16, 2002. Under the terms of his employment agreement, Mr. Capellas is entitled to receive an annual base salary of $1,500,000, with such amount subject to increase upon approval of the Company’s Board of Directors and approval by the Company’s Corporate Monitor. The initial term of the agreement expires on December 31, 2005, but the agreement may be renewed annually thereafter, unless notice is provided by June 30th prior to the end of the term. If notice is not provided, the agreement renews for another year.

Mr. Capellas’ employment agreement provides that he will have the opportunity to earn a bonus of 100% of his base salary for performance at target levels based on performance standards, with smaller or greater bonus opportunities for performance below or above target levels, all as determined by the Board of Directors and subject to approval of the Corporate Monitor. Based upon Mr. Capellas’ outstanding achievements during 2004, including (1) completion of the restatement of the 2002 financial statements and subsequent filings of the 2002 and 2003 Form 10-K and associated filings; (2) leading the Company to successful emergence from bankruptcy protection in April 2004; (3) implementation of a business transformation plan leveraging the Company’s IP by launching a four pillars strategy; (4) listing of the Company’s common stock on Nasdaq in July 2004; (5) stabilization of the Company’s finances, ensuring the employment of over 40,000 employees; and (6) successfully meeting the Company’s financial goals for 2004, the Board of Directors approved a bonus for Mr. Capellas in the amount of $5,000,000. Effective February 10, 2005, the Board of Directors approved an increase in the target bonus percentage to 150% of Mr. Capellas’ base salary effective for the 2005 fiscal year.

Mr. Capellas also received a signing bonus of $2,000,000 upon commencement of employment with the company, subject to his obligation to repay a pro rata portion of this amount if he does not complete the initial term of employment for any reason other than termination by the Company without “cause,” as defined in the agreement, by Mr. Capellas for “good reason,” as defined in the agreement, or by death or disability. If Mr. Capellas is terminated for “cause,” he must repay the full signing bonus.

If Mr. Capellas’ employment is terminated without “cause” or if he terminates his employment for “good reason,” his employment agreement provides that he will receive a lump sum payment equal to three times the sum of his then current base salary and then current target bonus and continued health care coverage for 18 months following the date of termination. In addition, all equity awards then held by him would immediately vest.

If Mr. Capellas’ employment is terminated for “cause” or if he terminates his employment without “good reason,” he will receive salary and other amounts earned but not yet paid through the date of termination, subject to any legal requirements, he must repay all or a portion of his signing bonus to the extent required under the provision described above, and any then unvested equity awards will be forfeited. If Mr. Capellas’ employment is terminated because of his death or disability, he or his estate will receive a lump sum payment equal to his then current year’s base salary plus a pro rata portion of his then current target bonus.

Mr. Capellas’ employment agreement also provides that upon emergence from the Company’s Chapter 11 protection, Mr. Capellas was entitled to receive restricted stock with a value of $12,000,000, as determined by Lazard LLC, the Company’s financial advisor (the “Financial Advisor”). The restricted shares vest ratably (quarterly in equal parts) over three years, measured from the date of grant on April 20, 2004. Mr. Capellas’ employment agreement also provides that upon the Company’s emergence from Chapter 11 reorganization proceedings, he was eligible to receive an additional grant of restricted stock with a value of up to $6,000,000 if the Board of Directors and the Corporate Monitor independently determined that Mr. Capellas’ performance during the pre-emergence period was exemplary or significantly exceeded the level of performance that could reasonably have been expected. After reviewing Mr. Capellas’ performance based on a number of factors, including (1) business and financial performance; (2) corporate governance; (3) emergence management; (4) customer satisfaction and retention; (5) employee satisfaction, retention and development; and (6) key results area performance, the Board of Directors concluded that leading the Company to emergence from Chapter 11 proceedings was an extraordinary accomplishment that could not have been achieved without Mr. Capellas’ leadership, and the Board of Directors and the Corporate Monitor approved an additional grant of restricted stock with a value of $6,000,000. The grant vests ratably over a three year period.

Mr. Capellas’ employment agreement further provides that for each calendar year after the calendar year in which the Company emerges from bankruptcy, Mr. Capellas will be eligible to receive an annual equity award valued at twice the sum of his then current base salary plus his then current target bonus upon achievement of performance objectives set for that year by the Board of Directors, with consent of the Corporate Monitor. These awards will vest ratably over a period of not less than three years from the date of issuance.

Mr. Capellas is subject to a non-competition agreement covering the period of one year from the date of any termination of his employment other than due to the expiration of the agreement without renewal. Mr. Capellas has also agreed not to solicit employees of the Company for one year after his termination or the expiration of the agreement.

If Section 4999 of the Internal Revenue Code were to impose an excise tax on Mr. Capellas for any payments or benefits made or provided under his agreement or otherwise that are contingent on a change of control of the Company, he would be entitled to an additional payment, sufficient to put him in the same after-tax position as if the excise tax were not due.

Employment Agreements with Other Named Executive Officers

The Company has entered into employment agreements with Messrs. Huyard, Blakely and Crane and Ms. Kelly (each “the Executive”) effective April 2, 2004. The initial term of the agreement ends on December 31, 2006, but may be extended upon written agreement of the parties.

Under their employment agreements, Messrs. Huyard, Blakely, Crane, and Ms. Kelly will earn a salary of $700,000, $700,000, $575,000 and $650,000 respectively. Base salary may be increased upon annual review by the Compensation Committee of the Board of Directors. Pursuant to the terms of their employment agreements, Messrs. Huyard and Crane will have the opportunity to earn a bonus of 100% of base salary and Mr. Blakely and Ms. Kelly will have the opportunity to earn a bonus of 75% of base salary for performance at target levels based on performance standards, with smaller or greater bonus opportunities for performance below or above target levels, all as determined by the Compensation Committee. Effective for the 2005 fiscal year, Mr. Blakely’s and Ms. Kelly’s target bonus percentage was increased to 85% of base salary, and Mr. Huyard’s was increased to 125% of base salary.

If the Executive’s employment is terminated without “cause” or if the Executive terminates his or her employment for “good reason,” the Executive will receive base salary and target bonus for two years after the date of termination. In addition, the Executive will be deemed an active employee of the Company for two years following termination of employment for purposes of vesting of any then-unvested equity awards. If the Executive’s employment is terminated for “cause” or if the Executive terminates employment without “good reason,” the Executive will receive salary and other amounts earned but not yet paid through the date of termination, subject to any legal requirements. If the Executive’s employment is terminated because of death or disability, the Executive or the Executive’s estate will receive a lump sum payment equal to salary and other amounts earned but not yet paid though the date of termination and all unvested equity grants will immediately vest.

At the time of the commencement of their employment, Mr. Blakely received a signing bonus in the amount of $450,000, and Ms. Kelly received a signing bonus in the amount of $300,000. The terms of each of their employment agreements provides that if they terminate employment prior to the date specified in the agreement, they will be required to reimburse the Company for a proportion of the signing bonus, unless such termination is without “cause” or for “good reason.” If either Mr. Blakely or Ms. Kelly is terminated for cause, they will be required to repay the entire signing bonus.

Pursuant to the terms of their employment agreements, Mr. Blakely was entitled to receive a restricted stock award with a value of $3,400,000 and Ms. Kelly was entitled to receive a restricted stock award with a value of $1,625,000 upon the Company’s emergence from Chapter 11 reorganization proceedings on April 20, 2004, with the value of the price of stock on the date of emergence determined by the Financial Advisor. The restricted shares vest ratably (quarterly in equal parts) over three years, measured from the date of issuance on April 20, 2004. Each Executive is also entitled to receive an annual equity award commensurate with the Executive’s position as determined by the Board of Directors or the Compensation Committee.

Pursuant to the terms of their employment agreement, if the Executive’s employment terminates, the Executive will be subject to a non-competition agreement covering the period of one year from the date of any termination of employment other than due to the expiration of the agreement. Each Executive also agrees not to solicit employees of the Company for one year after termination or the expiration of the agreement.

Pursuant to the terms of the employment agreements with the Executives, if the Executive’s employment is terminated by the Company without “cause” (other than due to death or disability) or by the executive for “good reason” within the two-year period immediately following a change in control of the Company or if the Executive’s employment is terminated within six months prior to and in anticipation of a change in control, the executive will, in lieu of any other severance benefits, be entitled to a lump sum payment equal to two times the executive’s then current base salary and then current target bonus, a bonus for the year in which the executive’s termination occurs, prorated for the number of days worked, all then unvested equity awards will immediately vest and any restrictions on the disposition of vested stock or on the payment of any deferred stock units will lapse, any deferred compensation shall become payable, any amounts earned under other incentive plans that have not vested will vest and become payable and the executive shall receive two years of service and age credit for vesting and eligibility purposes under company retirement or welfare programs and other benefit programs.

If Section 4999 of the Internal Revenue Code were to impose an excise tax on the Executive for any payments or benefits made or provided under his or her agreement or otherwise that are contingent on a change in control of the Company, he or she would be entitled to an additional payment, sufficient to put him or her in the same after-tax position as if the excise tax were not due.

COMPENSATION COMMITTEE REPORT

ON

EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive leadership team and the overall compensation philosophy of the Company, including the executive officers named in the Summary Compensation Table. This report describes the policies and approach of the Committee in establishing executive compensation during 2004.

Committee Approach to Compensation

During 2004, the Compensation Committee refined the Company’s compensation philosophy to more closely align the compensation objectives with the new Company’s strategic business plan, as it transforms itself from a traditional telecommunications provider into a leading provider of IP and next generation services. The Committee’s approach to compensation also emphasizes adherence to the requirements of Restoring Trust, which includes an emphasis on cash compensation and prohibits the issuance of equity compensation in the form of stock options for a five year period.

In determining the principal components of executive compensation, the Committee, in consultation with an independent compensation consultant that reports solely to the Committee, considers the following factors: (a) the overall competitive environment in executive compensation needed to attract, retain and motivate talented and experienced senior management; (b) Company performance, both year over year and in comparison to other companies within the telecommunications and IP industry, (c) comparative compensation studies; and (d) historical compensation levels at the Company.

The compensation philosophy adopted by the Committee also recognizes that distinctions in individual compensation levels are based on multiple factors, including (1) current level of contributions relative to peers; (2) expected future contributions to the Company; (3) past contributions to the Company; and (4) comparison to market value.

The Committee reviews the compensation levels for peer-level positions of premier companies of similar size to the Company, as well as at other major telecommunications and internet and service providers, including, but not limited to, Verizon Communications, Inc.; SBC Communication, Inc.; BellSouth Corporation, Qwest Communications International, Inc., AT&T Corp., Cisco Systems, Inc., Electronic Data Systems Corporation, International Business Machines Corporation, and Microsoft Corporation. Six of these corporations are included in the S&P Telecommunications Index used in the Performance Graph.

Components of Executive Compensation

Base Salary. The Committee has established base salaries at 50th percentile of the peer group which includes leaders in the telcom and IP industry.

Annual Cash Incentive Compensation. The Committee adopted and administers the Corporate Variable Pay Plan (the “CVPP”). Certain key management employees, including the named executive officers (other than Mr. Capellas), of the Company are eligible to participate in the CVPP. The CVPP provides for the payment of both incentive and discretionary awards on a semi-annual basis. The incentive awards are based upon the Company achieving performance objectives. The Committee also establishes target percentages for each member of the Executive Leadership Team. The target awards for the executive officers range from 50% to 75% of base salary for Senior Vice Presidents to 75% to 100% for Executive Vice Presidents and Presidents of Business Units. In February 2005, the Committee approved an increase in the target bonus percentage under the CVPP for Senior Vice Presidents to a range of 60% to 85% of base salary and to 85% to 125% of base salary for Executive Vice Presidents and Presidents of Business Units. If the Company’s objective is exceeded, then the incentive award may be increased by up to a maximum amount of 50% of the target percentage. The Committee retains the discretion to adjust any award based on individual performance. The Committee also retains the discretion to pay an award in a year when the Company did not achieve its objective or to pay an award in addition to the maximum incentive award when circumstances are appropriate for such discretionary awards.

For the first half of the 2004 fiscal year, objectives were based on the achievement of both fiscal and operational targets. Since the Company did not emerge from Chapter 11 reorganization proceedings until after the completion of the first quarter 2004, the Committee only considered the financial performance for the second quarter 2004 in determining whether the Company had satisfied the financial threshold. The other criteria included accomplishment of certain key result areas (“KRAs”) and customer satisfaction goals previously approved by the Committee. The total payout was weighted on 50% financial performance, 25% customer satisfaction goals and 25% accomplishment of KRAs. For the first of half of 2004, the Committee determined that while the Company did satisfy the financial criteria of the CVPP targets, it did not fully satisfy the KRAs or customer satisfaction. Accordingly, for the first half of 2004, funding of the CVPP was funded at 80% of all participants’ aggregate target amount. Maximum payout to any one individual was 90% of target.

For the second half of the 2004 fiscal year, objectives were based on the achievement of certain financial objectives (60%) as well as the satisfaction of KRAs (40%) previously established for the period. The objectives also required a minimum EBITDA of $1 billion in order to make payments under the plan. For the second half of 2004, the Company exceeded the financial objectives previously established by the Committee. Accordingly, the funding for payments under the CVPP for the second half 2004 was 130% of all participants’ aggregate target amount. Maximum payout to any one individual was 150% of target.

Restricted Stock. The executive officers of the Company participate in the 2003 MCI, Inc. Management Restricted Stock Plan (the “Restricted Stock Plan”) which is administered by the Committee. The Committee is authorized to grant awards of restricted stock. Pursuant to the Certificate of Incorporation of the Company, the Company is prohibited from issuing stock options for a five year period commencing on the date of emergence from Chapter 11 reorganization protection. For 2004, the Committee set the grant guidelines for long-term incentive equity compensation for its executive officers at the median of the industry peer group. The Committee believes that granting restricted stock to executive officers aligns the executive’s interests more closely with those of the stockholders of the Company by tying a meaningful portion of compensation to the performance of the Company’s stock.

In determining stock awards for members of the Executive Leadership Team during 2004, the Committee considered the individual performance of each executive officer, survey data and the recommendations of its independent compensation consultant. The Committee also recognized that the restricted stock awards issued in April 2004, were the first long-term incentive equity awards issued since the Company’s predecessor, WorldCom, Inc., filed for Chapter 11 reorganization protection in July 2002.

Deferred Compensation and Retirement Benefits. The Company’s qualified and non-qualified defined benefit plans were frozen effective January 1, 1999 and participants ceased to accrue future benefit accruals under these plans. Only two of the named executive officers have benefits accrued under those plans. All named executive officers are eligible to participate in a qualified 401(k) plan pursuant to which the Company matches 100% of the employee’s contributions up to 5% of the employee’s base salary and subject to applicable limits imposed by the Internal Revenue Code.

Health and Welfare Plans. The named executive officers are eligible to participate in company-sponsored welfare benefit plans on the same terms and conditions as those made available to employees generally.

Severance Benefits. The named executive officers and other members of the executive leadership team are entitled under the terms of their employment agreements to receive certain payments if their employment is terminated under specified circumstances.

CEO Compensation

The compensation for the Chief Executive Officer was previously established in an agreement between the Company and Mr. Capellas that was negotiated upon Mr. Capellas joining the Company in 2002. Mr. Capellas’

employment agreement was approved by the Bankruptcy Court and the Corporate Monitor. Under the terms of his agreement, Mr. Capellas was entitled during 2004 to receive a base salary, and a bonus up to 100% of his base salary, with an increase or decrease in such bonus amount as determined by the Committee and approved by the Board of Directors. Based upon Mr. Capellas’ outstanding achievements during 2004, including (1) completion of the restatement of the 2002 financial statements and subsequent filings of the 2002 and 2003 Form 10-K and associated filings; (2) leading the Company to successful emergence from bankruptcy protection in April 2004; (3) implementation of a business transformation plan leveraging the Company’s IP by launching a four pillars strategy; (4) listing of the Company’s common stock on Nasdaq in July 2004; (5) stabilization of the Company’s finances, ensuring the employment of over 40,000 employees; and (6) successfully meeting the Company’s financial goals for 2004, the Committee recommended, and the Board of Directors approved, a bonus for Mr. Capellas in the amount of $5,000,000. In February 2005, the Board of Directors approved an increase in Mr. Capellas’ target bonus percentage to 150% of his base salary in recognition of his performance and leadership.

Under the terms of his agreement, Mr. Capellas was also entitled to receive restricted stock with a value of $12 million at the time that the Company emerged from Chapter 11 reorganization proceedings in April 2004, with the total number of shares of restricted stock to be awarded determined based upon an independent appraisal. Mr. Capellas’ employment agreement also provided that the Company may award him up to an additional $6 million in restricted stock based upon his performance, with such award subject to approval by the Corporate Monitor. After reviewing Mr. Capellas’ performance based on a number of factors, including (1) business and financial performance; (2) corporate governance; (3) emergence management; (4) customer satisfaction and retention; (5) employee satisfaction, retention and development; and (6) key results area performance, the Board of Directors concluded that leading the Company to emergence from Chapter 11 reorganization proceedings was an extraordinary accomplishment that could not have been achieved without Mr. Capellas’ leadership, and the Committee recommended, and the Board of Directors and the Corporate Monitor approved an additional grant of restricted stock with a value of $6 million effective April 20, 2004.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the tax deduction of a publicly-held company allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Generally, the Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company’s compensation programs. Some, but not all, of the compensation programs established for executive officers comply with the deductibility requirements under Section 162(m). The Committee continues to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

This report has been approved by all members of the Committee.

Clarence B. Rogers, Chairman

W. Grant Gregory

Judith R. Haberkorn

Mark Neporent

The graph compares the cumulative total returns of MCI, the S&P Composite 1500 Telecommunication Services Index and the S&P 500 Stock Index over an approximately eight month period, since MCI, as the successor to WorldCom, emerged from Chapter 11 reorganization proceedings. It assumes $100 was invested on April 20, 2004 with dividends reinvested.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of MCI, Inc. is a standing committee of the Board of Directors comprised of three non-employee directors. Each member of the Audit Committee is “independent”, pursuant to the standards established by Nasdaq, and those set forth in the Company’s Certificate of Incorporation. Pursuant to the Nasdaq standards, all members of the Audit Committee are “financially literate.” In addition, pursuant to rules of the SEC, the Board of Directors has determined that Dennis R. Beresford qualifies as an “audit committee financial expert.”

In January 2004, the Committee adopted an Audit Committee charter which satisfies the requirements of Nasdaq and the corporate governance principles set forth in Restoring Trust. This charter was last revised and approved by the Board of Directors on February 11, 2005. This charter is included in this proxy statement as Exhibit A.

During 2004, the Committee met 23 times. During a number of these meetings, the Committee met in executive session separately with the (1) Chief Executive Officer and Chief Financial Officer; (2) the General Counsel; (3) the chief internal audit executive; and (4) KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

The Committee reviews the Company’s accounting and financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (except as stated therein), and the Audit Committee has reviewed and discussed with management and KPMG the Company’s audited consolidated financial statements for the year ended December 31, 2004 and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2004.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG, the auditors’ independence from the Company and its management. The Audit Committee has considered whether certain non-audit services provided by KPMG to the Company in 2004 were compatible with maintaining auditor independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements referred to above in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC. The report was filed with the SEC on March 16, 2005.

Following a review of the independent registered public accounting firm’s performance and qualifications, the Committee approved the reappointment of the independent registered public accounting firm for fiscal year 2005.

This report has been approved by all members of the Audit Committee.

Dennis R. Beresford, Chairman

W. Grant Gregory

Clarence B. Rogers

SELECTION OF AUDITORS (Item No. 2)

The Board of Directors has named KPMG as independent registered public accountants to examine the consolidated financial statements of the Company for fiscal year 2005, subject to ratification by the stockholders. KPMG acted in the same capacity during 2004. A representative from that firm is expected to be present at the annual meeting of stockholders and will be afforded an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

Pre-Approval Policies and Procedures

The Audit Committee of our Board of Directors is responsible for the appointment, evaluation, compensation and oversight of the Company’s independent auditor. Pursuant to the Audit Committee’s charter and SEC rules effective as of May 6, 2003, the Audit Committee must review and pre-approve all auditing and permitted non-auditing services (including the fees and terms thereof) provided by KPMG. Under the Audit Committee charter, the approval may be given as part of the Audit Committee’s approval of the scope of the engagement of KPMG or on an individual basis. The pre-approval of certain services may be delegated to the Chair of the Audit Committee, but the decision must be presented to the full Audit Committee at its next scheduled meeting. Since the effective date of these rules, all of the services performed by KPMG described below were approved in advance by the Company’s Audit Committee. Other pre-approvals will be disclosed, as appropriate, in the Company’s periodic public filings. KPMG may not be retained to perform the non-auditing services specified in Section 10A(g) of the Exchange Act.

Fees Paid to the Independent Auditor

Set forth in the table below are the aggregate amount of fees billed to the Company by KPMG for professional accounting services during 2004 and 2003, except for audit fees which for 2004, represents the aggregate amount of fees incurred through February 2005 related to the auditing of the Company’s consolidated financial statements for the fiscal year ended December 31, 2004 (in millions):

	2004	2003(5)
Audit Fees(1)	$42.2	$54.7
Audit-Related Fees(2)	1.2	0.2

Total audit and audit-related fees	$43.4	$54.9
Tax Fees(3)	8.7	14.8
All Other Fees(4)	0.7	0.1

Total Fees	$52.8	$69.8

(1)	Audit Fees. These are fees for professional services provided for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal controls assessment under the Sarbanes-Oxley Act of 2002, and reviews of the Company’s condensed consolidated quarterly financial statements, services that are normally provided by KPMG in connection with statutory and regulatory engagements and services generally only KPMG reasonably can provide, such as statutory audits required internationally, attest services, consents and assistance with and review of documents filed with the SEC. Included in the Audit Fees category are fees incurred for audits of the financial statements of certain of the Company’s subsidiaries performed in compliance with such subsidiaries’ independent legal reporting obligations.

(2)	Audit-Related Fees. These are fees for assurance and related services that are reasonably related to performance of audit services and traditionally are performed by KPMG. More specifically, these include: employee benefit plan audits and consultation concerning financial accounting and reporting standards.

(3)	Tax Fees. These are fees for professional services rendered by KPMG’s tax professionals except those related to the audit of the Company’s consolidated financial statements. Services included tax compliance, tax advice, and tax planning. Tax compliance involves preparation of original and amended tax returns and refund claims. Tax planning and tax advice included assistance with tax audits, requests for rulings, technical advice on bankruptcy matters, restructurings and transactions with foreign affiliates.

(4)	All Other Fees. These are fees for all other products and services provided by KPMG that do not fall within the previous categories. Such fees relate to reimbursement of time and expenses incurred to produce information in response to third party requests.

(5)	Reflects an additional $20.8 million in fees above those reported in the Company’s 2003 Annual Report on Form 10-K, to adjust estimated amounts to actual billings.

OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Company did not receive any stockholder proposals for inclusion in this proxy statement.

The Board of Directors currently is not aware of any business to be acted upon at the Annual Meeting other than as described in this proxy statement. If, however, other matters are properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting, in the absence of instructions to the contrary, persons appointed as proxies will have discretion to vote or act on those matters in their best judgment.

COST AND METHOD OF PROXY SOLICITATION

Proxies will be solicited by mail. The expense of such solicitation will be borne by the Company. Directors, officers, or regular employees of the Company may also solicit proxies. The cost of such solicitation will be nominal. In addition, MacKenzie Partners Inc. (“MacKenzie Partners”) has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. MacKenzie Partners, will receive a fee not to exceed $15,000 plus reasonable out-of-pocket expenses for its services.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

The Company’s by-laws require stockholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. The by-laws provision requires stockholders to provide the Company with notice of their intent to nominate directors or propose new business at an Annual Meeting not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder is required to give notice of their intent to nominate directors or propose new business not less than 90 days or more than 120 days prior to the date of the Annual Meeting or on the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

In addition, in accordance with federal securities laws, proposals to be submitted by stockholders for consideration at the Company’s next Annual Meeting and inclusion in the Company’s 2006 Proxy Statement must be received by the Company at its executive offices in Ashburn, Virginia, not later than January 16, 2006.

AVAILABILITY OF ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Copies of the Company’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2004, which includes certain financial information about the Company, have been mailed to the Company’s stockholders. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: MCI, Inc., Investor Relations, 22001 Loudoun County Parkway, Ashburn, Virginia 20147. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.

By Order of the Board of Directors,

Jennifer C. McGarey

Secretary

April 20, 2005

Exhibit A

MCI, INC.

AUDIT COMMITTEE CHARTER

This Audit Committee Charter was adopted by the Board of Directors of MCI, Inc. on January 22, 2004, and amended by the Board of Directors on February 11, 2005.

This Charter is intended as a component of the flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate of Incorporation and By-laws, it is not intended to establish by its own force any legally binding obligations. Note that some of the provisions included in this Charter are mandated by the Certificate of Incorporation and/or the By-laws. They are restated herein for the convenience of the Committee and the Board.

I. PURPOSE

The Committee shall assist the Board in fulfilling its responsibility to oversee: (i) the quality, accuracy and integrity of the Company’s financial reporting to any governmental or regulatory body, the public or other users thereof; (ii) the Company’s systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the Company’s independent “registered public accounting firm” as defined by the Public Company Accounting Oversight Board (the “Independent Auditor”), their conduct of the annual audit, and their engagement for any services; (iv) the Company’s legal and regulatory compliance; (v) the Company’s code of ethics; and (vi) the preparation of the audit committee report required by Securities and Exchange Commission (“SEC”) rules to be included in the Company’s annual proxy statement.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel, Independent Auditor or other experts and will receive adequate funding from the Company to engage such advisors. The Committee shall have the sole authority to retain, compensate, oversee and terminate Independent Auditor, who shall be accountable ultimately to the Committee.

II. COMMITTEE MEMBERSHIP

The Committee shall consist of three or more members of the Board, each of whom is determined by the Board to be “independent” in accordance with any applicable SEC rules, listing rules of NASDAQ (any such rules, “Listing Rules”), the Certificate of Incorporation and the By-laws. No member of the Committee may be permitted to receive any compensation, direct or indirect, from the Company or any of its affiliates (other than fees for service on the Board and its committees) or receive fees or other remuneration from or through shareholders holding more than a one percent (1%) interest in the Company.

Each member of the Committee should have in the aggregate not less than three years prior experience serving on audit committees of public companies, or experience deemed comparable by the Board such as service at a regulatory body, standard-setting body, or as a senior audit partner of an independent audit firm. All members of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement and shall also meet the financial literacy requirements of any applicable Listing Rules and at least one member shall be an “audit committee financial expert” as such term is defined under applicable SEC rules. In addition, each member of the Committee shall have financial expertise gained as:

(1)	a senior lending or investment officer of a financial institution;

(2)	a supervisor of financial or accounting operations as a corporate treasurer, chief financial officer or chief executive officer (if directly and materially involved in overseeing financial operations);

(3)	a senior regulator in a federal or state supervisory agency involved with financial reporting or solvency issues;

(4)	a senior audit partner in a public accounting firm;

(5)	an investment or portfolio manager actively managing assets of more than $500 million for not less than five years; or

(6)	comparable financial experience.

Additionally, no member of the Committee may serve on the audit committee of more than two other public companies.

Each new member of the Committee shall attend a training program approved by the chairman of the Committee, which shall cover the requirements and obligations of audit committees, or cover issues of accounting principles, auditing standards, risk management or ethical compliance. Additionally, as a qualification for continued Committee membership, each member of the Committee shall complete all annual training requirements as provided or approved by the Board’s Nominating and Corporate Governance Committee.

The Committee members shall be elected annually by the entire Board. Both the Committee members and the chairman may be removed by the Board. The chairman of the Committee shall be elected annually by the entire Board for no more than three one-year terms. At the end of three one-year terms, the chairman may remain as a member of the Committee and may serve again as chairman in the future. No chairman shall hold such position for a total of more than six years. The chairman shall be responsible for scheduling and presiding over Committee meetings, preparing agendas and determining the information needs of the Committee. The chairman should expect to devote significant time to the work of the Committee.

III. COMMITTEE MEETINGS

The Committee shall meet on a regularly-scheduled basis at least six times per year or more frequently as circumstances dictate.

The Committee may request that any officer or other employee of the Company or the Company’s outside counsel or Independent Auditor attend any meeting of the Committee or meet with any members of, or consultants to, the Committee.

IV. KEY RESPONSIBILITIES

The Committee’s role is one of oversight. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting principles that are used by the Company. The Independent Auditor is responsible for auditing those financial statements and for reviewing the Company’s unaudited interim financial statements. The Committee recognizes that Company management, including the internal audit staff, have more time, knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the Independent Auditor’s work.

The following responsibilities are set forth as a guide with the understanding that the Committee may diverge as appropriate given the circumstances. The Committee is authorized to carry out these and such other responsibilities assigned by the Board from time to time, and take any actions reasonably related to the mandate of this Charter. The Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee.

To fulfill its purpose, the Committee shall:

1.	review the internal audit function, charter, scope, budgeting and staffing, including appointment or replacement of the chief internal audit executive (who shall be accountable to, and report directly to, the Committee), and ensure that the internal audit function has sufficient authority, support and access to Company personnel, facilities and records to carry out its work without restrictions or limitations;

2.	review with the chief internal audit executive the proposed scope and plan for conducting internal audits of company operations; receive from the chief internal audit executive a summary of findings from completed audits (and management’s response) and a progress report on the proposed internal audit plan with explanation for any deviations from the original plan;

3.	review periodic reports from the chief internal audit executive with respect to, and advise the Board regarding compliance with, the Company’s Code of Conduct;

4.	appoint (and if appropriate dismiss), evaluate, compensate and oversee the work of the Independent Auditor, who shall report directly to the Committee; and resolve any disagreements between management and the Independent Auditor regarding financial reporting;

5.	review and pre-approve any audit and permitted non-audit services (including the fees and terms thereof) provided by the Company’s Independent Auditor, with the nature and amounts of non-audit services and pre-approval policies and fees disclosed as appropriate in the Company’s periodic public filings (the Committee may delegate pre-approval authority to the chairman of the Committee in which case any such decision must be presented to the full Committee at its next scheduled meeting for ratification);

6.	review and discuss with management and the Independent Auditor: (i) the adequacy of the Company’s internal and disclosure controls and procedures, including computerized information system disclosure controls and procedures and security; (ii) any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iv) related findings and recommendations of the Independent Auditor together with management’s responses;

7.	review and discuss with management, including the Chief Financial Officer, the Independent Auditor and the chief internal audit executive: (i) any significant findings of the Independent Auditor during the year, including the status of previous audit recommendations; (ii) any audit problems or difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information; (iii) any changes required in the scope of the audit plan; (iv) the audit budget and staffing; and (v) the coordination of audit efforts in order to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources;

8.	together with the Risk Management Committee, at least once each year review, assess and discuss with the General Counsel, the Chief Financial Officer, and the Independent Auditor: (i) any significant risks or exposures; (ii) the steps management has taken to minimize such risks or exposures; and (iii) the Company’s underlying policies with respect to risk assessment and risk management;

9.	discuss with management and the Independent Auditor, as appropriate, earnings press releases and financial information and earnings guidance (including non-GAAP financial measures) prior to the public release of such information to analysts and to rating agencies;

10.	establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

11.	review and concur in the appointment, reassignment, replacement, compensation or dismissal of the Chief Financial Officer, and in this regard conduct an annual review of the Chief Financial Officer’s: (i) performance, including but not limited to his or her overall competence and expertise, record in achieving transparency in financial reports, establishment and enhancement of internal controls and recruitment and training of a high quality finance department staff; (ii) compliance with the Company’s Code of Conduct and Ethics Pledge and any other code of business conduct and ethics applicable to the Chief Financial Officer; (iii) absence of any involvement in profit making activities outside the Company (other than investments in bona fide instruments or situations available to the public and wholly unrelated to the Company); and (iv) absence of any conflicts or related party transactions; this performance review shall encompass a review of all business and investing activities of the Chief Financial Officer upon full disclosure of such activities by the Chief Financial Officer;

12.	review periodically with the General Counsel: (i) legal and regulatory matters that may have a material impact on the Company’s financial statements; (ii) the scope and effectiveness of compliance policies and programs; (iii) contingent legal and regulatory risks to the Company; and (iv) reports of all transactions in the Company’s stock by members of the Board and senior executives for compliance with both legal and corporate standards;

13.	meet at least quarterly with (i) the internal auditor and the Independent Auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of senior management present and (ii) management.

14.	review periodically with management the provisions of any code of business conduct and ethics (including the Company’s Ethics Pledge and policies and procedures concerning trading in Company securities and use in trading of proprietary or confidential information) applicable to directors and senior officers (including financial officers) and compliance hereunder, including any waivers sought under such code; any waiver granted by the Committee shall be reported by the Committee to the Board and approval of the Board shall be required to grant any such waiver to any officer who is a member of the Board;

15.	review and discuss with management and the Independent Auditor (i) all critical accounting policies and practices used by the Company; (ii) any significant changes in Company accounting policies; (iii) any material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm; and (iv) any new or proposed accounting and financial reporting standards that may have a significant impact on the Company’s financial reports and management’s plan to implement these required changes; and inquire as to the Independent Auditor’s views about whether Company accounting principles as applied are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether or not those principles reflect common or minority practices;

16.	review and discuss with the General Counsel and the Chief Ethics Officer and the Independent Auditor, and, if appropriate, approve any proposed transactions or courses of dealing with related parties (e.g., significant shareholders, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties;

17.	hold a focused review and discussion at least once per year on opportunities for enhanced disclosure.

18.	review and discuss with the Independent Auditor: (i) any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the Independent Auditor or any other material written communications between the Independent Auditor and management such as any management letter or schedule of “unadjusted differences”;

19.	review and discuss with the Independent Auditor (i) management’s annual report on internal control over financial reporting and (ii) the Independent Auditor’s attest report on management’s report;

20.	review the Company’s financial statements, including: (i) prior to public release, reviewing and discussing with management and the Independent Auditor the Company’s annual and quarterly financial statements to be filed with the SEC, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (b) any certifications regarding the financial statements or the Company’s internal accounting and financial controls and procedures and disclosure controls or procedures filed with SEC by the Company’s senior executive and financial officers and (c) the matters required to be discussed with the Independent Auditor by Statement of Auditing Standards No. 61; (ii) with respect to the Independent Auditor’s annual audit report and certification, before release of the annual audited financial statements, meeting separately with the Independent Auditor without any management member present and discussing the adequacy of the Company’s system of internal accounting and financial controls and the appropriateness of the accounting principles used in and the judgments made in the preparation of the Company’s audited financial statements and the quality of the Company’s financial reports; (iii) meeting separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the Independent Auditor; and (iv) making a recommendation to the Board of Directors regarding the inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC;

21.	at least annually, review a report by the Independent Auditor describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the Independent Auditor and the Company (to be set out in the formal written statement described below);

22.	on an annual basis: (i) review a formal written statement from the Independent Auditor delineating all relationships between the Independent Auditor and the Company, consistent with Independence Standards Board Standard No. 1 (as modified or supplemented), actively engage in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor and take appropriate action in response to the Independent Auditor’s report to satisfy itself of the auditor’s independence; (ii) consider whether there is a compelling case for Independent Auditor to provide consulting activities; and (iii) set clear hiring policies for employees or former employees of the Independent Auditor;

23.	solicit audit proposals from independent registered public accounting firms at least every five years and ensure that the Company changes its Independent Auditor at least every ten years (as provided for in the Certificate of Incorporation and/or By-laws) and oversee the rotation of the lead audit partner every five years;

24.	prepare a report of the Committee that is required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

25.	review a report on the usage of corporate aircraft, including a review of flight logs and compliance with applicable Corporate Policies;

26.	invite comments from major shareholders concerning the quality of the Company’s disclosures, financial transparency and risk assessments, and meet with interested shareholders, analysts and other interested parties not less than once per year;

27.	determine that a disclosure committee has been established by the CEO, CFO and the Company and review the role of each of the foregoing in discharging their respective obligations under applicable law and Corporate Policy (as defined in the Certificate of Incorporation);

28.	conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this Charter;

29.	review and reassess the adequacy of this Charter annually, and amend as the Committee deems appropriate; and

30.	report regularly to the Board on Committee findings and recommendations (including on any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor or the performance of the internal audit function) and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities.

2005 Annual Stockholder’s Meeting

Monday, May 16, 2005, 9:30 A.M.

Westfields Marriott

14750 Conference Center Drive

Chantilly, Virginia 20151

Stockholders who do not present a photo ID and verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2005 Annual Meeting of MCI, Inc.

You may vote by Telephone, Internet or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed envelope, which requires no postage if mailed in the United States.

PROXY

This Proxy is solicited by the Board of Directors of MCI, Inc. for the Annual Meeting of Stockholders, Monday, May 16, 2005, 9:30 A.M., at the Westfields Marriott, 14750 Conference Center Drive, Chantilly, Virginia, 20151

The undersigned hereby appoints Anastasia Kelly and Jennifer McGarey, and each of them, proxies, with the power the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in MCI, Inc., upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

(THIS PROXY IS CONTINUED AND IT’S TO BE SIGNED ON REVERSE SIDE)

VOTING INSTRUCTIONS:

Internet	OR	Telephone	OR	Mail
https://www.proxyvotenow.com/mcip		Toll free: 1-866-353-7849
• Go to the website address listed above.		• Use any touch tone telephone.		• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage paid envelope provided.

Your vote is important.
Please vote immediately.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please Sign, Date And Return	☐
The Proxy Card Promptly	Votes Must Be Indicated
Using The Enclosed Envelope	(X) In Black Or Blue Ink.

MCI, Inc. Directors recommend a vote:

“FOR” all Nominees (Proposal 1) and “FOR” Proposal 2

Check this box vote in accordance with the recommendations of MCI, Inc. Directors         ☐

1.	Election of Directors

FOR ALL ☐	WITHHOLD ALL ☐	EXCEPTIONS ☐

01 - N. Katzenbach, 02 - D. Beresford, 03 - M. Capellas,

04 - W. Gregory, 05 - J. Haberkorn, 06 - L. Harris,

07 - E. Holder, 08 - M. Neporent, 09 - C. Rogers, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.

EXCEPTIONS

2.	Ratification of the appointment of KPMG as independent auditors for 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

To include any comments, please mark this box.	☐

To change your address, please mark this box.	☐

Date Stockholder Sign Here Co-Owner Sign Here